SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549



                                     FORM 8-K


                                  Current Report


                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934


             Date of Report (date of earliest event reported) March 17, 1997


                         HYPERION TELECOMMUNICATIONS, INC.
                (Exact name of registrant as specified in charter)



  Delaware                          333-06957                   25-1669404
  (State or other             (Commission File Number)       (IRS Employer
   jurisdiction of incorporation)                      Identification No.)




Main at Water Street -  Coudersport, PA                              16915
Address of principal executive offices)                         (Zip Code)




     Registrant's telephone number, including area code (814) 274-9830


















Item 5.              Other Events

(a) On March 17, 1997, the Company issued a press release announcing the signing of a letter of intent with MCI pursuant to which, among other things, the Company would become MCI's preferred provider, in virtually all of the Company's markets, for new end user dedicated access circuits and for conversions of end user dedicated access circuits from incumbent local exchange carriers. Attached hereto as Exhibit 99.01 and incorporated by reference herein is a copy of the press release related to such announcement.

(b) On February 18, 1997, the Company and Entergy Corporation ("Entergy") announced they had reached an agreement in principle to form a 50%/50% joint venture to offer competitive telecommunications services primarily to commercial customers in the Little Rock, Arkansas, Jackson, Mississippi and Baton Rouge, Louisiana metropolitan areas (the "Entergy Networks"). The Entergy-Hyperion joint venture intends to offer a full range of local exchange services as well as access to long distance carriers. The Company expects that the networks for these three cities will total approximately 350 route miles of fiber optic cable. Consummation of this transaction will be subject to the negotiation and execution of definitive documentation and obtaining necessary approvals. Attached hereto as Exhibit 99.01 and incorporated by reference herein is a copy of the press release related to such announcement.

(c) On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern U.S.. Pursuant to these agreements and in consideration of a payment of $20 million, the Company received (i) a $20 million senior secured note due February 2002, from Telergy, Inc. ("Telergy") and (ii) a fully prepaid lease from a Telergy affiliate for at least 25 years (with two additional ten-year extensions), as a preferred customer for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The note purchased agreement requires Telergy to use its best efforts to refinance the five year senior secured note as soon as practicable and also provides financial incentives to Telergy for prepayment during the first year. The fiber optic backbone network will cover approximately 500 miles from Buffalo to Syracuse to Albany to New York City and will provide the Company interconnection capabilities necessary to provide a full range of telecommunication services to its customers in the northeast cluster. Construction of the New York fiber optic backbone network has commenced and is scheduled to be completed in stages, with completion of Buffalo to Syracuse expected by mid-1997, completion of Syracuse to Albany expected by the end of 1997 and final completion to New York City by the end of 1999.

(d) Pursuant to a nonbinding letter of intent dated as of February 12, 1997, the Company has agreed to purchase the 50% partnership interest in its Harrisburg, Pennsylvania network held by a subsidiary of Lenfest Communications, Inc. in exchange for shares of Class A Common Stock of the Company. This transaction is subject to the negotiation and execution of definitive documation and the receipt of state regulatory approval. If completed, the Company would own 100% of this partnership.


Item 7.    Financial Statements and Exhibits

(c)        The following exhibit is filed as part of this report on Form 8-K:

Exhibit 99.01 - Press Release issued March 17, 1997.
Exhibit 99.02 - Press Release issued February 18, 1997.


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                                    SIGNATURE

           Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      March 17, 1997                 HYPERION TELECOMMUNICATIONS, INC.
                                                    (Registrant)


                                                    By: /s/Timothy J. Rigas
                                                    Timothy J. Rigas
                                                    Vice Chairman, Treasurer and
                                                    Chief Financial Officer








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EXHIBIT INDEX

Exhibit No.                    Description

Exhibit 99.01                  Press Release issued March 17, 1997
Exhibit 99.02                  Press Release issued February 18, 1997



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